FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 6, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Details Test Programs for
Plawce and Tuchola Wells

Salt Lake City, May 6, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today provided details of the testing programs for the Tuchola-3K and Plawce-2 wells in Poland.

Tuchola-3K

The Company is in the process of plugging back the well to 2744 meters and plans to run a 7 inch liner to 2690 meters in preparation for testing.  Plans call for production tests to begin next week.  The decision to complete the Tuchola-3K well as a producing well will be based on the upcoming test results.  Meanwhile, the Company is finalizing the design of a 3D seismic acquisition program that will cover this structural feature, along with other similar leads in the concession.  Field work is anticipated to begin in June, with the goal of identifying additional prospects.  The Company has budgeted two additional wells yet this year, subject to identifying suitable targets.

FX Energy is the operator and owns 100% of the working interest in the Tuchola well and the four Edge concession blocks, which cover 880,000 acres or 3,567 square kilometers.

Plawce-2

Three separate fracs have been completed in the Plawce-2 well at depths between 3760 and 4098 meters.  Each frac was applied to a zone of approximately 5 meters.  Over the next several weeks, each zone will undergo a 5 to 7 day clean up and flow back procedure.  Zones that yield a sufficient gas flow will then undergo full production testing.  The decision to complete the Plawce-2 well as a producing well will be based on the upcoming test results.  Meanwhile, permit and design work on a potential production facility is underway.

The Polish Oil and Gas Company, PGNiG, is the operator and owns 51% of the working interest in the Plawce-2 well and the Fences concession blocks, which cover 850,000 acres or 3294 square kilometers.  FX Energy owns 49% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.